NEWS RELEASE

THE LACLEDE GROUP

720 Olive Street, St. Louis, MO 63101

CONTACT: George Csolak

(314) 342-0652

FOR IMMEDIATE RELEASE

The Laclede Group Reports Third

Quarter 2007 Earnings, Declares Dividend

St. Louis, July 27, 2007 - The Laclede Group, Inc. (NYSE: LG) today released earnings results for the third quarter of its fiscal year 2007 and declared a quarterly dividend of 36 ½ cents per share on its common stock, payable October 1, 2007, to shareholders of record on September 11, 2007.

Consolidated earnings for the quarter ended June 30, 2007 were $9.3 million, compared with $2.7 million for the same period last year, as each of Laclede Group’s business segments reported improved quarterly results. Diluted earnings per share were $.43 for the third quarter this year compared to $.13 for the quarter ended June 30, 2006.

Quarterly results reported by Laclede Group’s core subsidiary, Laclede Gas Company, Missouri’s largest natural gas distribution utility, improved by $5.0 million compared to the same quarter last year, primarily due to higher utility sales volumes resulting from an unseasonably cold weather pattern in April, lower bad debt expense, and increased earnings on sales of natural gas and upstream pipeline capacity to entities outside of the traditional utility service area.

Net income for SM&P Utility Resources, Inc., Laclede Group’s non-regulated underground facility locating and marking service business, increased $1.0 million compared to the same quarter last year, primarily attributable to new business in existing markets and lower operating expenses.

Laclede Energy Resources, Inc. (LER), Laclede Group’s non-regulated gas commodity service provider, posted earnings for the quarter totaling $3.9 million, an increase of $.2 million compared to the same period last year. LER achieved increased sales volume this year over last. However, the beneficial impact of higher sales was largely offset by reduced margins from the unprecedented levels a year ago.

Laclede Group’s consolidated income for the nine-month period ended June 30, 2007 was $49.2 million, compared to $49.8 million for the same period last year. Diluted earnings per share for the nine-month period were $2.29, compared to $2.34 reported for the same period last year.

Laclede Gas’ net income for the nine months ended June 30 increased $2.1 million, primarily due to the effect of higher utility sales volumes primarily attributable to colder weather, lower bad debt expense and higher Infrastructure System Replacement Surcharge revenues. These factors were partially offset by higher operating and depreciation expenses this year.

SM&P’s results for the same period improved $.6 million, primarily attributable to the effect of settlement costs associated with employment-related litigation recorded during the same period last year and the addition of new business in existing markets this year, which was partially offset by higher operating expenses this year.

LER has continued to report year-over-year growth in sales volumes. However, as previously reported, margins this year were reduced as volatility in Gulf Coast markets stabilized. The decrease in the nine-month consolidated earnings reflects a $3.6 million decline in LER’s earnings that was largely offset by improved results reported by Laclede Gas and SM&P as noted above.

Laclede Group’s earnings are generally seasonal in nature and typically correspond with the heating season for Laclede Gas Company, its largest subsidiary.

In addition, Laclede Gas Company declared a quarterly dividend of 31 ¼ cents per share on Preferred Stock, Series B, and a quarterly dividend of 28 ½ cents per share on Preferred Stock, Series C, payable on September 30, 2007, to shareholders of record on September 11, 2007.

For further details concerning Laclede Group’s third quarter results, see the accompanying unaudited Statements of Consolidated Income.

Note: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-Q for the quarter ended March 31, 2007, filed with the Securities and Exchange Commission.

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UNAUDITED

STATEMENTS OF CONSOLIDATED INCOME

THE LACLEDE GROUP, INC.

(Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006

OPERATING REVENUES
Regulated
Gas distribution	$ 185,696	$ 148,690	$ 1,027,777	$ 1,049,374
Non-Regulated
Services	51,707	50,417	118,270	116,434
Gas marketing	218,771	130,372	548,088	559,437
Other	1,753	1,063	4,187	3,312
Total operating revenues	457,927	330,542	1,698,322	1,728,557

OPERATING EXPENSES
Regulated
Natural and propane gas	121,490	90,305	746,589	773,732
Other operation expenses	29,283	31,029	99,779	101,898
Maintenance	5,830	5,480	17,488	15,735
Depreciation and amortization	8,565	8,275	25,630	22,536
Taxes, other than income taxes	13,360	14,014	60,467	62,911
Total regulated operating expenses	178,528	149,103	949,953	976,812
Non-Regulated
Services	43,806	44,153	114,920	114,063
Gas marketing	212,948	124,599	531,497	535,945
Other	1,305	1,406	3,478	3,108
Total operating expenses	436,587	319,261	1,599,848	1,629,928
Operating Income	21,340	11,281	98,474	98,629
Other Income and (Income Deductions) – Net	1,029	1,385	5,403	3,849

Interest Charges:
Interest on long-term debt	5,626	5,417	16,877	16,703
Interest on long-term debt to unconsolidated affiliate trust	894	894	2,680	2,680
Other interest charges	1,825	2,589	8,199	7,753
Total interest charges	8,345	8,900	27,756	27,136
Income Before Income Taxes	14,024	3,766	76,121	75,342
Income Tax Expense	4,752	1,026	26,920	25,480
Net Income	9,272	2,740	49,201	49,862
Dividends on Redeemable Preferred Stock – Laclede Gas	10	12	33	37
Net Income Applicable to Common Stock	$ 9,262	$ 2,728	$ 49,168	$ 49,825

Average Number of Common Shares Outstanding	21,478	21,269	21,434	21,230
Basic Earnings Per Share of Common Stock	$ 0.43	$ 0.13	$ 2.29	$ 2.35
Diluted Earnings Per Share of Common Stock	$ 0.43	$ 0.13	$ 2.29	$ 2.34

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